UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                (Name of Issuer)

                              Hudson Holding Corp.

                         (Title of Class of Securities)

                                     Common

                                 (CUSIP Number)

                                    443793104

             (Date of Event Which Requires Filing of this Statement)
                                    11/30/07

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

      |_|     Rule 13d-1(b)

      |X|     Rule 13d-1(c)

      |_|     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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         CUSIP No.:  443793104

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1        NAME OF REPORTING PERSON   Steven L. Winkler



         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a) |_| (b) |_|
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                           -----------------------------------------------------
                                    5       SOLE VOTING POWER
                                            4,383,564

NUMBER OF SHARES
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     BENEFICIALLY          6        SHARED VOTING POWER
        OWNED BY
             EACH
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        REPORTING          7        SOLE DISPOSITIVE POWER
           PERSON                           4,383,564
            WITH
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                                    8       SHARED DISPOSITIVE POWER

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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,383,564
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         11.92%
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12       TYPE OF REPORTING PERSON

         IN
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


Item 1.  (a) Name of Issuer:

         Hudson Holding Corp.

         (b) Address of Principal Executive Offices of the Issuer:

         111 Towne Square Place
         Jersey City, New Jersey 07310

Item 2.  (a) Name of Person Filing:

         Steven L. Winkler

         (b) Address of Principal Business Office:

         111 Towne Square Place
         Jersey City, New Jersey 07310

         (c)
                  Citizenship:

                  United States

         (d) Title of Class of Securities:

                  Common

         (e) CUSIP Number:

                  443793104

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a: ----


           [ ] Broker or dealer registered under Section 15 of the Act.


           [ ] Bank as defined in Section 3(a)(6) of the Act.


           [ ] Insurance company as defined in Section 3(a)(19) of the Act.


           [ ] Investment company registered under Section 8 of the Investment
               Company Act of 1940.


           [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


           [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);


           [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);


           [ ] A savings associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);


           [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;


           [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership:

         (a) Amount beneficially owned: 4,383,564 (b) Percent of class:

         (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: 4,383,564

         (ii) Shared power to vote or to direct the vote: 0

         (iii) Sole power to dispose or to direct the disposition of: 4,383,564

         (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class:


Item 6.  Ownership of More than Five Percent on Behalf of another Person:


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
         Person:



Item 8.  Identification and Classification of Members of the Group:



Item 9.  Notice of Dissolution of a Group:


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Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Date: December 4, 2007

                                                   /s/  Steven L. Winkler
                                                  -----------------------------